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EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Second Quarter 2003 Financial Results

- Clinical Trial Initiation and Pipeline Advancements Highlight Quarter -

Conference Call Details: Live webcast will begin at 11:00 a.m. EDT at http://www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. EDT on Thursday, July 24 through 11:59 p.m. EDT on Saturday, August 24, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 1650877.

New Haven, CT—July 24, 2003—CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, today reported financial results for the second quarter ended June 30, 2003.

CuraGen continues to grow its downstream drug development efforts while carefully managing overall expenditures. CuraGen’s net loss for the quarter ended June 30, 2003 increased 6% to $23.4 million or $0.48 per share, compared to $22.0 million or $0.45 per share for the same period in 2002. A restructuring charge of $2.9 million was taken in the second quarter of 2003 to account for severance and lease obligations.

As of June 30, 2003, CuraGen had available cash and investments of $379 million and subordinated convertible debt of $150 million due in February of 2007.

“CuraGen remains in a strong financial position as the Company continues to shift resources downstream with the intent to rapidly advance our pipeline of novel therapeutics,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “Starting Phase I is important for us as CG53135 is one of many potential therapeutics in our pipeline that will hopefully improve people’s lives. We remain focused on creating value from our first mover advantage in genomics and by concentrating our investments on the preclinical and clinical efforts necessary to accelerate our most promising therapeutics,” added Dr. Rothberg.

“We have opened patient enrollment for CG53135’s Phase I clinical trial and we are optimistic that the results from Phase I will demonstrate this molecule’s potential as a treatment for oral mucositis,” stated Timothy M. Shannon, M.D., Senior Vice President of Research and Development and Chief Medical Officer of CuraGen. “Our experienced preclinical and clinical teams are focused on advancing candidates from CuraGen’s pipeline that have the clearest path through the clinic, while the genomics, proteomics and bioinformatics expertise that has given rise to our pipeline is now being aimed downstream at the application and development of toxicogenomics and biomarkers to increase our chances of success in the clinic,” added Dr. Shannon.

Second Quarter 2003 Significant Accomplishments

Prioritizing the Pipeline

CuraGen continues to focus resources on its most promising candidates. To date, Abgenix and CuraGen have generated fully human monoclonal antibodies against 28 separate genomic targets. One of these is CR002, which is CuraGen’s preclinical candidate. In addition to CR002, CuraGen has prioritized 14 antibodies from the pool of antibody projects generated to date for further development with Abgenix and rapid advancement into the clinic. CuraGen designated these projects as priority based on biology, intellectual property, and expected quickest path to the clinic. Together with the Company’s current 18 priority protein therapeutics and priority small molecule programs for obesity and diabetes with Bayer, each of CuraGen’s priority projects has a project management team assigned and responsible for advancement into the clinic.

Advancing the Pipeline

During the second quarter of 2003, the Company continued to advance its pipeline of potential protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system (CNS) disorders. CuraGen’s pipeline is based on targets that play an important role in the fundamental mechanisms that underlie disease, such as inflammation, proliferation and angiogenesis.

•	Protein therapeutics – CuraGen obtained four IRB approvals and has initiated patient enrollment for a Phase I clinical trial for CG53135, a novel protein therapeutic originally discovered at CuraGen, which is being evaluated as a potential treatment for oral mucositis (OM), a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. CG53135 is being studied in a dose-escalating cohort design to evaluate safety and pharmacokinetics in colorectal cancer patients at risk for developing oral mucositis. CuraGen has signed an agreement for a Phase II GMP manufacturing campaign and expects to start Phase II trials during the second half of 2004, contingent upon the results from the Phase I trial. CG53135 is one of 18 priority novel protein therapeutics the Company is developing.

•	Antibody therapeutics – CuraGen’s most advanced antibody program is CR002, a preclinical fully human monoclonal antibody therapeutic to treat kidney inflammation. During the second quarter of 2003, CR002 was honored with an award at the World Congress of Nephrology meeting in Germany and an IND for this molecule is anticipated in 2004. CR002 is one of 15 antibody projects against separate genomic targets under development with Abgenix that the Company has designated as priority.

•	Small Molecules – As part of CuraGen’s obesity and diabetes small molecule collaboration with Bayer, 29 high throughput screens have been initiated against distinct targets playing a role in multiple mechanisms underlying obesity and diabetes. Nine projects are beyond high throughput screening and are being evaluated for preclinical development.

In addition, CuraGen announced the development of a new predictive drug development assay system for drugs that affect CNS disorders. This research was described in the Online Early Edition of the “Proceedings of the National Academy of Sciences” at http://www.pnas.org/. This assay represents an important step forward in the screening of novel molecules, since previously the activity of such molecules could only be determined after conducting complex animal studies or human clinical trials.

Focusing Resources on the Pipeline and Revised Financial Guidance

In June 2003, CuraGen announced a corporate restructuring to further focus resources on advancing the Company’s pipeline of protein, antibody, and small molecule therapeutics into preclinical and clinical development. The Company immediately reduced its employee base by 80 people, or approximately 20% of its employees. Affected employees were eligible for a severance package that included severance pay, continuation of benefits and outplacement services.

As a result of this restructuring, as well as a number of cost containment measures, CuraGen’s 2003 net loss is projected to be between $75 and $85 million, which includes a second quarter restructuring charge of $2.9 million, leading to an anticipated full year cash burn ranging between $80 and $85 million, which is an approximate $5 to $10 million reduction from the previously provided guidance regarding the 2003 cash burn.

CuraGen continues to make significant progress in developing its proprietary drug pipeline. To support these efforts, the Company has continued aggressively shifting its focus from revenue generating service agreements to collaborations that enhance the value of its growing pipeline, while simultaneously strengthening the Company’s capabilities and financial position. As a result, CuraGen anticipates that 2003 revenues will be approximately $6 to $7 million.

Throughout the remainder of 2003, the Company plans to continue making substantial R&D investments in its emerging preclinical and clinical drug pipeline. As a result, management foresees 2003 research and development expenses of $65 to $70 million and general and administrative expenses of $18 to $20 million, resulting in total operating expenses of $86 to $93 million, including restructuring charges.

Interest income is anticipated to be $7 to $8 million, and interest expense is anticipated to be $9.5 to $10 million for 2003. CuraGen’s losses attributed to its minority ownership in 454 Life Sciences are now expected be $5.5 to $6.5 million, as 454 Life Sciences continues to make significant progress in developing new technologies. CuraGen’s depreciation expense is still anticipated to be approximately $8 million in 2003, and capital expenditures are expected to be in the $9 to $10 million range.

Progress at 454 Life Sciences

CuraGen’s majority-owned subsidiary, 454 Life Sciences, an innovative developer of genome-scale analysis technologies, has made significant progress in achieving an important technology development milestone and plans to make a separate announcement detailing the Company’s accomplishments in August.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a rich pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in several important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and anti-angiogenesis. CuraGen has established broad development alliances and its experienced preclinical and clinical teams are rapidly advancing the Company’s rich pipeline of novel products. CuraGen’s expertise in genomics and bioinformatics is now being used to help predict efficacy and safety in clinical trials and to prioritize drug candidates with the highest chance of reaching the market. CuraGen’s technology and expertise has been used by more than a dozen leading companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release contains forward-looking statements about our growth, our ability to develop and rapidly advance our pipeline of novel therapeutics, our belief that CG53135 will improve people’s lives and will hold potential as a treatment for oral mucositis, our ability to use our genomics, proteomics and bioinformatics expertise in the application and development of toxicogenomics and biomarkers to increase our chances of success in the clinic and in reaching the market, our expectation that CG53135 will be the subject of a Phase II clinical trial during the second half of 2004, contingent upon the results from the Phase I trial, our expectation that we will submit an IND for CR002 in 2004, the ability of our new predictive drug development assay system to screen novel molecules, the ability of our collaborations to enhance the value of our growing pipeline, while simultaneously strengthening our capabilities and financial position, our plan to continue making substantial R&D investments in our emerging preclinical and clinical drug pipeline, the ability of 454 to continue making significant progress in developing new technologies, and our anticipated financial results for the full year of 2003. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s expectation that it will incur operating losses in the near future, the early stage of development of CuraGen’s products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen’s ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen’s reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a more detailed description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

– FINANCIAL TABLES ATTACHED –

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Collaboration revenue	$1,695	$3,659	$3,639	$8,471

Operating expenses:
Research and development	18,388	22,238	32,848	42,372
General and administrative	4,823	5,253	9,773	11,187
Restructuring and related charges	2,888	—	2,888	—

Total operating expenses	26,099	27,491	45,509	53,559

Loss from operations	(24,404)	(23,832)	(41,870)	(45,088)

Interest income	2,078	3,033	4,411	6,023
Interest expense	(2,464)	(2,560)	(4,939)	(5,144)

Interest income (expense), net	(386)	473	(528)	879

Loss before income taxes and minority interest in subsidiary loss	(24,790)	(23,359)	(42,398)	(44,209)
Income tax benefit (expense)	(117)	350	—	885
Minority interest in subsidiary loss	1,480	988	2,829	1,672

Net loss	($23,427)	($22,021)	($39,569)	($41,652)

Basic and diluted net loss per share	$(0.48)	$(0.45)	$(0.80)	$(0.85)

Weighted average number of shares used in computing basic and diluted net loss per share	49,234	48,897	49,195	48,851

SELECTED BALANCE SHEET INFORMATION

	June 30, 2003	December 31, 2002
	(unaudited)	(audited)
Cash and investments	$378,590	$414,809
Working capital	363,411	404,211
Total assets	410,386	448,529
Total long-term liabilities	150,000	150,263
Accumulated deficit	254,564	214,995
Stockholders’ equity	233,374	271,504